Exhibit 10.29

David Medina	100 Campus Drive	T 973-822-7274
Group Director,	4th Floor	M 913-827-3054
Corporate Development,	Florham Park, NJ 07932	E David.Medina@zoetis.com
Alliances & Solutions

May 18, 2015

Oasmia Pharmaceutical AB

Attn: Julian Aleksov, Chief Executive Officer

Vallongatan 1

SE-752 28 Uppsala, Sweden

Fax: +46 18 51 08 73

Dear Mr, Aleksov

Zoetis has recently announced the implementation of an operational efficiency program designed to improve our competitiveness, ensure our long-term profitable growth, and further build our leadership in the animal health industry. As part of this program we have recently reviewed the distribution arrangement with Oasmia that we acquired from Abbott Animal Health. While we recognize the value drivers established at the time the agreement was signed, Zoetis has determined, in its sole and absolute discretion, as successor to Abbott, to exercise its rights under Section 17.4 to terminate the Distribution Agreement, dated July 8, 2009, as amended, with Oasmia because the products involved are no longer core to our portfolio and do not support our long-term strategy.

On view of this decision, a group of selected colleagues from Zoetis lead by Mr.Jim Brick will shortly initiate the process and coordinate with Oasmia’s representatives to build and implement a detailed step out plan over the course of the next three months (or such longer or shorter period of time as the parties may agree). Likewise, as required by Section 13.1 of the Distribution Agreement, we should convene and discuss any proposed statements or public announcements concerning Zoetis’ decision to step out of the agreement.

We understand that this notification may raise questions from your side, so we respectfully remain at your disposal to address any question or concern that you or your colleagues may have.

This notification is also being sent today by overnight courier to your attention. The effective date of termination shall be three months from the date of delivery of this communication; specifically, August 19, 2015.

Please do not hesitate to contact me if required.

With my very best regards,

David Medina

Group Director, Business Development and Strategic Alliances